EXHIBIT 10.15

SEPARATION AGREEMENT AND RELEASE

The parties to this Separation Agreement and Release ("Agreement") are Martin Wall ("Employee") and Craft Brew Alliance, Inc. (the "Company").

1.
Employee's employment with the Company ends effective February 1, 2013 due to the elimination of Employee's position.  The Company will pay Employee all earned and unpaid wages and all unused Paid Time Off accrued through February 1, 2013.  The Company will accomplish this payment by mailing to Employee a check for such amounts to the home address he has on record with the Company.  Employee recognizes that the payment will be less regular deductions and withholdings.

2.	The Company will pay to Employee severance payments under either paragraph 2.a. or 2.b., at Employee's option:

a.
The Company will pay to Employee severance payments for a period of twelve (12) months following February 1, 2013 (the "Severance Period"), Employee's regular weekly salary, less legally required deductions and withholdings, as severance to which Employee would not otherwise be entitled (the "Severance Payments").  This amount will be paid over the course of the Severance Period on regular paydays.  OR

b.	[Intentionally omitted]

3.
In addition to the Severance Payments, the Company will pay Employee an additional amount of $23,459.00, less legally required deductions and withholdings.  This amount will be paid as a lump sum within 30 days following the date this Agreement becomes effective.  The amount paid to Employee under this Agreement constitutes pay in addition to compensation to which Employee is otherwise entitled in exchange for a release of all claims.

4.
As set forth in Employee's employment agreement, if, during the Severance Period, Employee becomes employed or associated with a brewing or other company that the Company determines, in its reasonable discretion, is a competitor of the Company or Anheuser-Busch, Inc., Employee's Severance Payments under this Agreement will terminate as of the effective date of such employment or association.

5.	The Company will not contest any application by Employee for unemployment benefits.

6.
The Company will pay Employee any 2012 bonus if the Company declares a bonus and Employee would have been eligible if he were employed.  Any bonus will be paid pursuant to the terms of the program and at the time paid to other bonus recipients.

7.
The Company will pay Employee's COBRA premiums, if any, for medical and dental benefits at the coverage levels in effect on February 1, 2013 for twelve (12) months, so long as Employee elects continuation coverage.  The Company will cease paying such COBRA premiums in the event Employee finds new employment with comparable health coverage.

8.
The Company will pay the cost of outplacement services provided by Lee Hecht Harrison in Portland, OR for the 3-month Quick Start Program. This includes coaching sessions, access to online resources and office space, resume and interview skill development. Details will be provided upon receipt of signed agreement.

9.	The Company agrees to give Employee their mobile phone and will transfer the phone number to a personal account by February 2, 2013.

10.	If the Company receives a reference request from a prospective employer of Employee, the Company will disclose only Employee's dates of employment and the last position held with the Company.

11.
In consideration for the above, Employee completely releases and forever discharges the Company and each of its past, present, and future related entities and each of their respective past, present, and future members, managers, partners, shareholders, officers, directors, agents, employees, attorneys, insurers, successors, and assigns from any and all claims, rights, demands, actions, liabilities, and causes of action of every kind and character, whether known or unknown, matured or unmatured, which Employee may now have or has ever had, arising from or in any way related to Employee's employment with the Company, including without limitation the conditions of employment or the termination thereof, whether based on tort, contract (express or implied), other common law, or any federal, state, or local statute, regulation, ordinance, or other law, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act (the "ADEA"), and any similar state or local law, based on any act or omission prior to Employee's execution of this Agreement.

12.
In further consideration for the above, Employee will treat this Agreement as confidential and will not disclose this Agreement or any of its provisions to any person or entity, except as required by law or, to the extent necessary to receive professional services, to Employee's accountant, professional tax preparer, or attorney.

13.
Employee will make no negative or disparaging oral or written remarks or statements of any nature whatsoever about the Company, its officers, directors, or employees, or its products to any person or entity, either publicly or privately, including, without limitation, on any social networking, blog, or similar Internet site.

14.
The Company specifically denies any liability or wrongdoing whatsoever.  Neither this Agreement nor any of its provisions, terms, or conditions constitute an admission of liability or wrongdoing or may be offered or received in evidence in any action or proceeding as evidence of an admission of liability or wrongdoing.

15.
Employee acknowledges and reaffirms Employee's continuing obligations under any Confidentiality Agreement that Employee entered into in connection with Employee's employment with the Company, and Employee will strictly comply with the terms of the Confidentiality Agreement.

16.
Except as otherwise provided in this Agreement, including without limitation Paragraph 13, this Agreement constitutes the entire agreement of the parties concerning the subject matter of this Agreement.

17.
The parties acknowledge that the only consideration for this Agreement is the consideration expressly described herein, that each party fully understands the meaning and intent of this Agreement, and that this Agreement has been executed voluntarily.

18.
The benefits payable under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code by reason of being separation pay due to involuntary separation from service under Treasury Regulation Section 1.409A-1(b)(9).  All provisions of this Agreement shall be interpreted in a manner consistent with preserving these exemptions. All payments under this agreement will be made no later than March 15 of the calendar year following the calendar year in which this Agreement becomes effective.

19.
Employee understands that he is releasing and waiving any ADEA claims he may have against the Released Parties, as described in Section 9.  Employee acknowledges that the Company is hereby advising him in writing to consult with an attorney before signing this Agreement and that he is being given at least 21 days to consider whether to execute this Agreement.  Employee understands that he may sign this Agreement before the expiration of the 21-day period.  By executing this Agreement on the date set forth below, Employee has knowingly and voluntarily waived the balance of that period, if any.  Employee may revoke this Agreement by written notice, received by Stacia Bird at Craft Brew Alliance, 929 N. Russell Street, Portland, Oregon  97227, within seven days following the date he signs this Agreement.  If not revoked under the preceding sentence, this Agreement becomes effective and enforceable on the eighth day following the date Employee signs this Agreement.

EMPLOYEE		CRAFT BREW ALLIANCE

/s/ Martin J. Wall, IV		By:	/s/ Terry E. Michaelson

		Title:	CEO

Date:	February 1, 2013	Date:	February 1, 2013